Exhibit 10.1

                          JOS. A. BANK CLOTHIERS, INC.
                       EXECUTIVE MANAGEMENT INCENTIVE PLAN

                       Adopted Effective: December 9, 2008
              Approved by the Company's Stockholders: June 18, 2009


     1. PURPOSE. This Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan (the "Plan") is intended to increase stockholder value and the success of the Company by attracting, retaining and motivating selected Participants to achieve the Company's objectives. The Plan goals are to be achieved by providing such Participants with Award Targets, payment of which shall be based on the achievement of objectives relating to the performance of the Company or on the achievement of other objectively determinable performance goals. The Plan is intended to permit Award Payments that may qualify as "performance-based compensation" within the meaning of Section 162(m). Capitalized terms used but not otherwise defined herein shall have those respective meanings attributed to them in Section 17 hereof.

     2. ADMINISTRATION. The Plan shall be administered by the Committee, which is composed entirely of independent directors. The Committee shall have authority to make rules and adopt administrative procedures in connection with the Plan, and shall have discretion to provide for situations or conditions not specifically provided for herein consistent with the purposes of the Plan. The Committee shall determine the beginning and ending dates for each Performance Period. Unless otherwise determined by the Committee, each Performance Period shall correspond to the Company's fiscal year. Notwithstanding any other provision of the Plan to the contrary, the Plan shall be administered and its provisions interpreted so that payments pursuant to the Plan qualify as "performance-based compensation" within the meaning of Section 162(m). All decisions, determinations, and interpretations by the Committee shall be final and binding on the Company and all Participants.

     3. SELECTION OF PARTICIPANTS. For each Performance Period, the Committee may designate one or more Participants to participate in the Plan. Absent any designation to the contrary, each Executive Officer of the Company for whom the Committee has established an Award Target for any given Performance Period shall be deemed a Participant for that Performance Period.

     4. ESTABLISHING PERFORMANCE OBJECTIVES.

        (a) During or prior to the earlier of: (i) the first 90 days of each Performance Period, or (ii) the first 25% of such Performance Period, the Committee shall establish one or more performance objectives, at least one of which shall be based on a stockholder-approved business criterion. The Committee shall have discretion to establish additional objectives that are not based on stockholder-approved business criteria, including objectives the achievement of which may require subjective assessments by the Committee. The stockholder-approved business criteria are as follows: (i) net income; (ii) earnings before or after deduction for all or any portion of interest, taxes, depreciation or amortization, whether on an aggregate or per share basis; (iii) increase in the trading price of the Company's stock above the trading price at the time the criteria is established; (iv) total stockholder return; (v) working capital; (vi) sales; (vii) expense and cost reductions or improvement in or attainment of expense levels; (viii) return ratios based on equity, investment, capital employed and/or assets; (ix) inventory levels, turns or aging; (x) operating ratios based on margin, income and/or net income; (xi) market share;
(xii) cash flow or operating cash flow; (xiii) increase, decrease or ending balance of any item on the Company's consolidated balance sheets; and (xiv) any combination of the foregoing, including as compared to an index of one or more peer group companies selected by the Committee.


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        (b) In determining whether performance objectives based on stockholder-approved business criteria have been satisfied, the following occurrences during the Performance Period shall be disregarded: (i) changes in tax law or accounting principles that become effective during the Performance Period; (ii) extraordinary, unusual or infrequently occurring events; (iii) the disposition of a business or significant assets; (iv) gains or losses from all or certain claims and/or litigation and insurance recoveries; (v) the impact of impairment of intangible assets; (vi) restructuring activities; (vii) the impact of investments or acquisitions; and/or (viii) changes in corporate capitalization such as stock splits and certain reorganizations. Notwithstanding the foregoing, the Committee must select criteria that collectively satisfy the requirements of "performance-based compensation" for the purposes of Section 162(m), including by establishing the targets at a time when the performance relative to such targets is substantially uncertain. At the time that an Award Target is established, the Committee may establish a schedule for an Award Payment based upon the partial achievement of one or more performance objectives.

     5. AWARD TARGETS.

         During or prior to the earlier of: (a) the first 90 days of each Performance Period, or (b) the first 25% of such Performance Period, the Committee shall establish for each Participant in the Plan one or more Award Targets, which may be expressed as a percentage of Base Salary. Notwithstanding the foregoing, no Participant shall receive in any fiscal year one or more Award Payments which, in the aggregate, exceed $5,000,000.

     6. AWARD PAYMENTS. No later than 30 days after the receipt by the Committee of the audited financial statements for a Performance Period, the Committee shall determine (a) whether the established performance objectives for each Participant in the Plan were achieved and (b) the amount, if any, of the Award Payment which should be paid to each Participant. The Committee shall not have discretion to authorized payment to a Participant of an amount in excess of such Participant's Award Target and may only make an Award Payment if the Committee determines that pre-established performance objectives based solely on the stockholder-approved business criterion or criteria pre-selected for the Participant was or were fully satisfied. Notwithstanding the Committee's determination that the performance objectives based solely on the stockholder-approved business criterion or criteria pre-selected for the Participant was or were fully satisfied, the Committee shall nevertheless have discretion to reduce an Award Payment based on individual performance as it considers appropriate in the circumstances, and may apply subjective, discretionary criteria for this purpose.


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     7. TERMINATION OF EMPLOYMENT.

        (a) Participants whose employment by the Company is terminated for any reason other than death or disability during any Performance Period will receive no payment or vesting under the Plan for such Performance Period.

        (b) Participants who terminate employment due to death or total and permanent disability during any Performance Period will receive the maximum Award Payment for that Performance Period in which the termination occurs, multiplied by a fraction, the numerator of which is the number of days of employment that the Participant completed during that Performance Period and the denominator of which shall be the number of days in the Performance Period. Any Award Payment remaining unpaid, in whole or in part, at the death of a Participant shall be paid or delivered to the Participant's legal representative or to a beneficiary designated by the Participant in accordance with the rules established by the Committee.

        (c) Participants whose employment by the Company is terminated for any reason after the close of the Performance Period but before the distribution of payments or vesting under the Plan will be paid or will vest in all amounts applicable under this Plan for such Performance Period.

     8. TIME OF AND PAYMENT OF AWARD PAYMENTS.

        (a) Payment or vesting of Award Payments shall be made within 30 days following the later of (i) the receipt by the Committee of the audited financial statements for the applicable Performance Period or (ii) the certification by the Committee that the performance and other criteria for payment have been satisfied. The Committee shall have the discretion to direct payment of the Award Payments in the form of (i) cash, (ii) shares of Common Stock, or (iii) a combination of the foregoing. Payroll and other taxes shall be withheld as determined by the Company.

        (b) Notwithstanding the foregoing, the Committee, in its sole discretion, may defer the payment of Award Payments, or any portion thereof, to Participants as the Committee determines to be necessary or desirable to preserve the deductibility of such amounts under Section 162(m). In addition, the Committee, in its sole discretion, may permit Participants to defer receipt of the payment or vesting of Award Payments that would otherwise be delivered to a Participant. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole discretion, which shall comply with the requirements of Section 409A of the Code and the regulations and other guidance thereunder.


     9. NO RIGHT TO EMPLOYMENT OR AWARD. No person shall have any claim or right to receive an Award Target or Award Payment, and selection to participate in the Plan shall not confer upon any employee any right with respect to continued employment by the Company or continued participation in the Plan. Furthermore, the Company reaffirms its at-will relationship with its employees and expressly reserves the right at any time to dismiss a Participant free from any liability or claim for benefits pursuant to the Plan, except as provided under this Plan or other written plan adopted by the Company or written agreement between the Company and the Participant.


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     10. DISCRETION OF COMPANY AND COMMITTEE. Any decision made or action taken by the Company or by the Committee arising out of or in connection with the creation, amendment, construction, administration, interpretation or effect of the Plan shall be within the sole and absolute discretion of the Company or the Committee, as the case may be, and shall be conclusive and binding upon all persons. To the maximum extent possible, no member of the Committee shall have any liability for actions taken or omitted under the Plan by such member or any other person.

     11. NO FUNDING OF PLAN. The Company shall not be required to fund or otherwise segregate any cash or any other assets which may at any time be paid to Participants under the Plan. The Plan shall constitute an "unfunded" plan of the Company. The Company shall not, by any provisions of the Plan, be deemed to be a trustee of any property, and any rights of any Participant or former participant shall be no greater than those of a general unsecured creditor or stockholder of the Company, as the case may be.

     12. NON-TRANSFERABILITY OF BENEFITS AND INTERESTS. Except as expressly provided by the Committee, no benefit payable under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, any such attempted action shall be void, and no such benefit shall be in any manner liable for or subject to debts, contracts, liabilities, engagements or torts of any Participant or former participant. This
Section 12 shall not apply to an assignment of a contingency or payment due (i) after the death of a Participant to the deceased Participant's legal representative or beneficiary, or (ii) after the disability of a Participant to the disabled Participant's personal representative.

     13. GOVERNING LAW. All questions pertaining to the construction, regulation, validity and effect of the provisions of the Plan shall be determined in accordance with the laws of the State of Maryland.

     14. NON-EXCLUSIVITY. The Plan does not limit the authority of the Company, the Board or the Committee, or any current or future subsidiary of the Company to grant awards or authorize any other compensation to any person under any other plan or authority, other than that specifically prohibited herein.

     15. SECTION 162(M) CONDITIONS; BIFURCATION OF PLAN. It is the intent of the Company that the Plan, and all payments made hereunder, satisfy and be interpreted in a manner that, in the case of Participants who are persons whose compensation is subject to Section 162(m), qualify as "performance-based compensation" under Section 162(m). Any provision, application or interpretation of the Plan inconsistent with this intent to satisfy the requirements of Section 162(m) shall be disregarded. However, notwithstanding anything to the contrary in the Plan, the provisions of the Plan may at any time be bifurcated by the Board or the Committee in any manner so that certain provisions of the Plan or any payment intended (or required in order) to satisfy the applicable requirements of Section 162(m) are only applicable to persons whose compensation is subject to Section 162(m).


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     16. AMENDMENT OR TERMINATION. The Board and the Committee each reserve the right at any time to make any changes in the Plan as it may consider desirable or may suspend, discontinue or terminate the Plan at any time. No Award Target may be established hereunder after the first Annual Meeting of Stockholders that occurs in 2014, unless this Plan is re-approved by the Company's stockholders on or before such meeting. Notwithstanding the foregoing, nothing in this Section 16 shall prevent the Company from making an Award Payment relating to an Award Target that was established before the first Annual Meeting of Stockholders that occurs in 2014, and this Plan shall terminate upon the Award Payment, or denial of Award Payment, for the final outstanding Award Target established hereunder.

     17. DEFINITIONS.

        (a) "Award Payment" shall mean the payment of all or a portion of an Award Target as authorized by the Committee hereunder.

        (b) "Award Target" shall mean the maximum amount which may be paid to a Participant hereunder for any given Performance Period upon satisfaction of performance objectives as established by the Committee.

        (c) "Base Salary" shall mean with respect to a Performance Period which corresponds to the Company's fiscal year, a Participant's annualized regular rate of pay as of the beginning of the Performance Period, plus any increase which may be awarded in connection with the Participant's performance review for the immediately prior fiscal year. With respect to a Performance Period which does not correspond to the Company's fiscal year, the Committee shall determine the Participant's "Base Salary" for purposes of the Plan at the time an Award Target is established.

        (d) "Board" shall mean the Board of Directors of the Company.

        (e) "Code" shall mean the Internal Revenue Code of 1986, as amended.

        (f) "Committee" shall mean the Compensation Committee of the Board or such other committee of the Board that has been designated to administer programs intended to qualify as "performance-based compensation" within the meaning of Section 162(m).

        (g) "Common Stock" shall mean the common stock of the Company.

        (h) "Company" shall mean Jos. A. Bank Clothiers, Inc., a Delaware corporation.


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        (i) "Executive Officer" shall mean the chief or principal executive officer, president, chief or principal financial officer, any executive vice president, any vice president in charge of a principal business unit, division or function, any other officer who performs a policy making function, or any other person who performs similar policy making functions of or for the Company or an affiliated entity.

        (j) "Participant" shall mean (i) an Executive Officer or (ii) an employee of the Company or an affiliated entity whose compensation is or may not be fully deductible pursuant to Section 162(m) or any other section of the Code absent the participation of such employee in the Plan.

        (k) "Performance Period" shall mean a period of time determined by the Committee for performance objectives to be satisfied.

        (l) "Section 162(m)" shall mean Section 162(m) of the Code, as well as any applicable regulations and guidance thereunder.


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